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                                     EXHIBIT 4

                                        January 14, 1999



Board of Directors
St. John Knits, Inc.
17422 Derian Avenue
Irvine, California  92614

Ladies and Gentlemen:

          Reference is made to the letter dated December 8, 1998, as modified on December 16, 1998, and the letter dated December 30, 1998 (together, the "Prior Letters"), from Robert Gray and Vestar Capital Partners III, L.P. (the "Purchasers") to you in connection with our proposal to purchase 98% of the outstanding common stock of St. John Knits, Inc. (the "Company"). Capitalized terms used and not defined herein shall have the meaning set forth in the Prior Letters.

          The Independent Committee has requested that we extend our proposal in order to allow sufficient time for the Independent Committee to complete its evaluation of the proposed Transaction. Accordingly, we are willing to extend our proposal until January 22, 1999. Except for such extension, all the terms and conditions of the Prior Letters remain in effect. We remain committed to working with you and the Company to negotiate a definitive acquisition agreement and consummate a Transaction between us and the Company.

                                        Yours truly,

                                         /s/ Robert E. Gray
                                        ----------------------------------------
                                        Robert Gray

                                        VESTAR CAPITAL PARTNERS III, L.P.

                                        By: Vestar Associates III, L.P.,
                                            its General Partner

                                        By: Vestar Associates Corporation III,
                                            its General Partner

                                        By: /s/ James P. Kelley
                                           -------------------------------------
                                            James P. Kelley

cc:  Independent Committee